NEWS
For Immediate Release                     From MasTec, Inc.
August 6, 1997                            3155 N.W. 77th Avenue, Suite 135
                                                   Miami, Florida 33122-1205
                                                   Tel :    (305) 599-1800
                                                   Fax :    (305) 406-1908
                                                   For more information contact:
                                                   Edwin D. Johnson,
                                                   Chief Financial Officer
                                                   www.ejohnson@mastec.com


            MASTEC CLOSES ACQUISITION OF BRAZILIAN TELECOM CONTRACTOR

MIAMI, FL - MasTec, Inc. (NYSE: MTZ) announced today the closing of the acquisition by MasTec of 51% of MasTec Inepar S/A - Sistemas De Telecomunicacoes (MasTec-Inepar), a newly formed Brazilian telecommunications infrastructure contractor with a backlog of approximately $280 million in construction contracts in Brazil. This includes $50 million in contracts awarded since the acquisition agreement was first announced last May. MasTec contributed $29.4 million in new capital to the company and issued 250,000 shares of MasTec stock and options to acquire an additional 50,000 shares in exchange for the 51% interest.

The new contracts recently awarded to MasTec-Inepar are: a turn-key project to construct the infrastructure for Motorola's cellular equipment being installed in Parana for TELEPAR, the local telephone company for Parana state, and a similar turn-key cellular infrastructure project for CRT, the local telephone company in Rio Grande do Sul. Both TELEPAR and CRT are incumbent local exchange carriers in the Telebras system and their cellular systems are considered A-band systems. Telefonica de Espana, MasTec's principal foreign customer, recently acquired a significant ownership interest in CRT as part of the ongoing privatization of the state owned telephony system. These two contracts total approximately $50 million.

MasTec also announced that Kalil Cury Filho has been appointed President and Chief Executive Officer of the new company. Mr. Cury was the CEO of Partner Desenvolvimento de Negocios, a consulting and advisory company providing specialized expertise regarding privatization, finance and business development in the energy, telecommunications, sanitation and transportation industries. In 1995, Mr. Cury was appointed the State Secretary of Trade, Industry and Economic Development of Parana State, Brazil. Mr. Cury has over twenty years of management experience in infrastructure engineering and construction.

MasTec-Inepar will continue to target infrastructure projects in the burgeoning Brazilian telecommunications field. Over the past thirty days, the Brazilian government has begun to award multi-billion dollar B-band cellular licenses and the Brazilian Congress has approved and forwarded to the President for signature a telecommunications act to allow the further privatization and deregulation of telephony throughout the country. Each of these developments continue to promote infrastructure spending and provide excellent prospects for MasTec-Inepar.

Opening the Lines of Communication(R) worldwide, MasTec is one of the world's leading telecommunications and related infrastructure service providers, serving clients throughout the United States, Latin America and Spain.




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